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            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
The MainStay Funds:

We consent to the references to our firm under the headings "Financial Highlights" in the Proxy Statement/Prospectus and "Independent Registered Public Accountants" in the Statement of Additional Information in this Registration Statement on Form N-14 of the MainStay Large Cap Growth Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 8, 2005